Exhibit 16.1

(letterhead of Deloitte & Touche LLP)

June 16, 2003

Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C.  20549

Dear Sirs/Madams:

We have read Item 4 of World Wireless Communications, Inc.'s Form 8-K dated June 12, 2003, and have the following comments:

         1. We agree with the statements made in Item 4 (a).

         2. We have no basis on which to agree or disagree with the statements made in Item 4 (b)

Yours truly,

/s/ Deloitte & Touche LLP